Exhibit 2

TO THE HON. JUDGE OF THE 7TH BUSINESS LAW COURT OF THE JUDICIAL DISTRICT OF THE CAPITAL OF RIO DE JANEIRO STATE

Case No. 0203711-65.2016.8.19.0001

Judicial Reorganization of Oi S.A and others

     The Court-Appointed Administrators (PricewaterhouseCoopers Assessoria Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald), appointed in the Judicial Reorganization of Oi S.A. and others, respectfully come before Your Honor to request Your Honor to order the attachment to the records of the report for September 2016.

Rio de Janeiro, November 16, 2016

_________________________________________

Court-Appointed Administrators

PricewaterhouseCoopers Assessoria Empresarial Ltda. and Escritório de Advocacia Arnoldo Wald

A free translation of the original in Portuguese	1

(A free translation of the original in Portuguese)

Judicial Reorganization - Oi
Monthly Activity Report (RMA) September 2016

November 16, 2016

A free translation of the original in Portuguese

Table of contents	Executive Report	Attachments

State of Rio de Janeiro - Judiciary
Court of Justice – Judicial District of the Capital
Office of the 7th Business Law Court
Av. Erasmo Braga, 115 Lna Central 706 – CEP: 20020-903 - Centro - Rio de Janeiro - RJ

José Braga Partner T +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel.: +55(11) 3074-6000

November 16, 2016

To the Hon. Judge Fernando Cesar Ferreira Vianna,

In compliance with the decision on pages 91.223-91.224, PricewaterhouseCoopers Assessoria Empresarial Ltda. (“PwC”) and Escritório de Advocacia Arnoldo Wald (“Wald”) (hereinafter  referred to collectively as the “Administrators” or “AJ”), administrators appointed in the Judicial Reorganization of Oi S.A. - em Recuperação Judicial (“Oi S.A.”), Telemar Norte Leste S.A. - em Recuperação Judicial (‘Telemar Norte Leste”), Oi Móvel S.A. - em Recuperação Judicial (“Oi Móvel”), Copart 4 Participações S.A. - em Recuperação Judicial (“Copart 4”), Copart 5 Participações S.A., - em Recuperação Judicial (“Copart 5”), Portugal Telecom International Finance B.V. - in Judicial Reorganization (“PTIF”), and Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization (“Oi Coop”), respectfully appear before Your Honor to present their Monthly Activity Report (RMA) for September 2016.

It includes certain accounting and financial information referring to September 2016, of the companies Oi S.A., Telemar Norte Leste S.A., Oi Móvel S.A., COPART 4 Participações S.A., COPART 5 Participações S.A., Portugal Telecom Internacional Finance B.V., and Oi Brasil Holdings Coöperatief U.A. (hereinafter referred to as the “Parties under Reorganization”).

This report should be read together with our preliminary activity report dated August 26 and the monthly activities of July and August, 2016, dated September 15 and October 17, respectively.

The information presented below is mainly based on data and evidence presented by the Parties under Reorganization. The individual financial statements of all Parties under Reorganization and the consolidated financial statements of the Oi Group (including, but not limited to, the Parties under Reorganization) are audited annually by independent auditors. The auditors apply limited review procedures to file Oi Group’s Consolidated Quarterly Financial Information (”ITR”) with the CVM. With respect to the individual financial information of each of the Parties under Reorganization, prepared for monthly periods other than those included in the ITRs submitted to CVM, are not submitted to an independent audit review, either by the auditors engaged by the Oi Group or the Administrators.

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Table of contents	Executive Report	Attachments

José Braga Partner T +55 (11) 3674 3405 jose.braga@pwc.com	Arnoldo Wald Filho Partner awf@wald.com.br Alberto Camiña Moreira Partner albertoc@wald.com.br Tel.: +55(11) 3074-6000

Our work as Administrators is aimed at providing this Court with knowledge on the relevant transactions carried out by the Parties under Reorganization, through our process of analysis and discussions with the Management of those companies. The management of the Parties under Reorganization is responsible for their financial information, and the independent auditor engaged by them is qualified to express an opinion on the same annually.

The work performed by the Administrators consisted of obtaining and reviewing the Parties under Reorganization consolidated accounting and financial information, prepared by Oi Group s

Management, analysis on major variations observed in that information for the corresponding month, discussions with the Management of the Parties under Reorganization on the causes of such variations, updates in the list of creditors and development of the analysis in progress on the same, and also providing updated information on the Administrators work until the issuance of this RMA.

Therefore, the purpose of this report is to inform Your Honor on the most up-to-date financial status of the Parties under Reorganization, based on information of such nature that was made available to us and on the progress of the Judicial Reorganization process. The monthly reports may also contain, in addition to the necessary updating, other material information relevant to support the ongoing process.

The Administrators inform that the Parties under Reorganization have provided the information in this Report up to November 9, 2016.

We appreciate the opportunity to advise Your Honor in this process. If Your Honor requires further clarification regarding the information included in this report or other additional information, we will be pleased to extend our work as Your Honor may consider necessary.

Yours truly,
PricewaterhouseCoopers	Escritório de Advocacia
Assessoria Empresarial Ltda.	Arnoldo Wald
Judicial Administrators

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Table of contents	Executive Report	Attachments

Table of Contents	Accompanying Letter	2
	Executive Summary	5
	Executive Report	11
	1 Introduction	12
	2 Basis of preparation	13
	3 Financial Information	16
	3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	17
	3.2 Parties under Reorganization Consolidated – Statement of Monthly Operations (unaudited)	27
	3.3 Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	35
	4 List of Creditors	36
	5 Summary of the Administrators' Activities	39
	Attachments	47
	1 Qualifications and emphasis of matter paragraphs in the DFs and ITRs	48
	2 Brief description of the Parties under Reorganization	49
	3 Parties under Reorganization Corporate Organization Charts	50
	4 Oi Group auxiliary organization charts	51
	Glossary	54

All amounts are presented in this report in thousands of BRL unless otherwise stated.

Certain capitalized terms used throughout this RMA have their meanings explained in the Glossary, at the end of the report. We recommend the reading of them.

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Table of contents	Executive Report	Attachments

Executive

Summary

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

  Partial settlement of balances held with other operators

  This month, part of the receivables were offset against amounts payable, with respect to services mutually provided among Brazilian telephone operators. This transaction resulted in a BRL90 Million cash inflow, as shown in the following table:

BRL Thousand	Sept-2016
Co-billing and Interconnection Agreement Effects - Accounts Receivable	(294,313)
Co-billing and Interconnection Agreement Effects – Suppliers	(203,839)
Net effects to cash assets	90,474
Source: Financial Information provided by Companies

  We have been informed that from these amounts, whose settlement was suspended during Management s assessment of the potential effects in the context of the Judicial Reorganization, only items considered undisputed both by borrowers and lenders regarding the amounts, terms and documentation have been settled. We have been informed that such setoff is a common and recurrent practice in the market, and it is supported in contractual provisions, regulatory guidelines and legal aspects.
  Part of the suspended balances have not been settled yet, because they are undergoing the same analysis that supported the liquidation made in September, therefore the effects may be presented in the forthcoming months.
  Other explanations regarding the balance sheet are presented in the section “Financial Information” ahead.

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

 Main events in the period - September 2016 and subsequent events until the issuance of this RMA

•                    In September 2016, the Parties under Reorganization continue to support the usual operating cash flow in their activities despite some market deterioration resulting from the Brazilian economy’s slowdown and increased unemployment rates, which reduced workers’ available income.

•                    These macroeconomic factors have an affect on the Oi Group’s total revenues. We note that, similarly to previous months, the Parties under Reorganization’s consolidated revenue has dropped again by roughly 2% (from BRL3,579 Million in August to BRL3,540 Million in September 2016). Parties under Reorganization’s net result, however, went from a BRL457 Million loss in August to a BRL73 Million profit in September. This net result is mostly due to:

                                           I.            Deferred taxes: BRL295 Million positive effect of the new classification of certain financial expenses, which Management now considers to be temporary differences for purposes of federal tax assessment.

                                         II.            Operating income: an improvement has been observed in September mostly due to lower operating costs and expenses of approximately BRL308 Million compared to August. This amount does not include BRL240 Million Equity Accounting reclassification, whose effect on the P&L is nil. Management provided additional details, which are reflected on the following pages of this report.

                                       III.            Financial result: further details on the BRL32 Million negative variation are provided in the corresponding section of this report.

•                    We have not observed any other significant operating events in the month, other than those mentioned above and those caused by the impacts of the RJ proceeding, as mentioned in this RMA and in the previous ones.

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

 Independent auditors' report on the Oi Group’s quarterly information (ITRs) at September 30, 2016

  On November 9, 2016, the interim Financial Information for the 3rd quarter of 2016 have been disclosed. This public document includes the following paragraphs, in the section entitled “Report on the quarterly information review,” prepared by the Oi Group s (and Parties under Reorganization) independent auditors:

“Basis for the lack of conclusion:

Value-added - assets

As described in Explanatory Note No. 21.c, the Company absorbed its stockholder Telemar Participações S.A. (“TmarPart”) on September 1, 2015 (“merger”). The TmarPart assets included the value added (”Appreciation”) originating from the acquisition of Brasil Telecom Participações S.A. (“BrT”, currently Oi S.A. – undergoing Judicial Reorganization), which, as permitted by Brazilian Securities Commission (CVM), in its OFFICIAL LETTER/CVM/SEP/GEA-5/No. 119/2013 (“CVM Official Letter 2013”), could be reversed from the Company s books, provided that TmarPart s consolidated level is restored, until its complete amortization, which is anticipated to occur in 2025. This procedure was adopted by the Company and TmarPart in 2012. As described in the Explanatory Note No. 21.c, the Company, in the merger, has not included the value added in the absorbed net equity, and considering the restated value-added position at the consolidated level, according to CVM Official Letter 2013, decided to present a technical inquiry to CVM regarding the accounting policy adopted. The adoption of this accounting policy of not including the value added in the absorbed net equity was the subject matter of a change in our review reports for the quarters ended September 30, 2015, March 31, 2016, and June 30, 2016, and of the audit for the year ended December 31, 2015.

(continue)

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

 Independent auditors' report on the Oi Group’s quarterly information (ITRs) at September 30, 2016 (cont.)

On June 29, 2016, through Official Letter No. 149/2016-CVM/SEP/GEA-5 (“CVM Official Letter 2016”), CVM stated its understanding that the value added should not have been reversed by TmarPart, but actually kept in the assets absorbed by the Company, observing therefore the assessment basis for the net assets acquired by virtue of the combination of the business of the independent parties occurred at the time of the BrT acquisition. Accordingly, on September 30, 2016, non-current and net worth balances reduced to BRL5,492,263 thousand (BRL5,992,793 thousand at December 31, 2015), which corresponds to the net value added balance amounting to BRL8,321,611 thousand (BRL9,079,988 thousand at December 31, 2015) net of BRL2,829,348 thousand tax effects (BRL3,087,196 thousand at December 31, 2015). Additionally, the loss for the period of 3 and 9 months ended on that date reduced by BRL163,562 thousand and BRL500,529 thousand, respectively, corresponding to the non-reported amortization of the value-added, net of tax effects. On August 15, 2016, the Company filed an appeal on this matter with the full board of the CVM. But, until the date we completed our work no further statement by the regulators on the subject was presented.

Operational continuity

According to Explanatory Note No. 1 to the interim accounting statements, considering the Company s equity and financial position, the recurrent losses and working capital deficiency, at June 20, 2016, Oi S.A. - em Recuperação Judicial and its direct and indirect controlled companies, Oi Móvel S.A. - em Recuperação Judicial, Telemar Norte Leste S.A. - em Recuperação Judicial, Copart 4 Participações S.A. - em Recuperação Judicial, Copart 5 Participações S.A. - em Recuperação Judicial, Oi Brasil Holdings Coöperatief U.A. – in Judicial Reorganization, and Portugal Telecom International Finance BV – in Judicial Reorganization, filed a request for Judicial Reorganization with the 7th Company Court of the Judicial District of the Capital of the State of Rio de Janeiro, which request was granted on June 29, 2016 pursuant to Act 11.101/05. On September 5, 2016, the Company s Executive Board approved the Judicial Recovery Plan (“Plan”) prepared by the Company s Management with an itemized list of the reorganization means to be implemented, the proof of the economic feasibility and a financial and economic report and an assessment of the Company s property and assets issued by a specialized company.

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Table of contents	Executive Report	Attachments

Summary of the main topics addressed in this report

 Independent auditors' report on the Oi Group’s quarterly information (ITRs) at September 30, 2016 (cont.)

The General Meeting of Creditors (“AGC”), pursuant to Law, will vote on a Plan within no later than 150 days counted from granting the Judicial Reorganization proceeding. Currently, there are different discussions in progress and questioning about the Plan, and on the reliance on the abovementioned future events, which may, or may not materialize, as for example, AGC s failure to pass the Plan. On September 30, 2016, the Company s assets and liabilities have been measured and reported considering the normal continuity of the business. Given the circumstances described above and the current phase of the Judicial Reorganization proceeding, even considering the compliance with the legal requirements, there is also substantial uncertainty regarding the approval of the Plan within the scope of the Judicial Reorganization proceeding, and it is not possible, therefore, to determine at this moment what will be the outcome of this matter, the impacts thereof on individual and consolidated interim accounting information, and whether or not the entity will be capable to realize its assets and liquidate its obligations over the normal course of the business.

Given the relevance of the topics described in the paragraph for the lack of conclusion, it was not possible for us to obtain the appropriate and sufficient evidence to support our conclusion on the individual and consolidated interim accounting information included in the previously mentioned quarterly information. Consequently, we have not expressed any conclusion regarding that interim accounting information.”

We recommend reading the entire statement, available in the Oi Group website, at: http://ri.oi.com.br

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Table of contents	Executive Report	Attachments

Executive Report	Executive Report		11
	1	Introduction	12
	2	Basis of preparation	13
	3	Financial Information	16
	3.1	Parties under Reorganization Consolidated - Balance Sheet (unaudited)	17
	3.2	Parties under Reorganization Consolidated – Statement of Monthly Operations (unaudited)	27
	3.3	Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	35
	4	List of Creditors	36
	5	Summary of the Administrators Activities	39

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1 Introduction	Table of contents	Executive Report	Attachments

Introduction

•                    This report is intended to present the evolution of the balance sheet and P&L accounts of the Parties under Reorganization in September 2016, based on the consolidated financial information made available to us.

•                    The Oi Group decided to apply for Judicial Reorganization on June 20, 2016, based on the Judicial Reorganization and Bankruptcy Act, which was approved on June 29, by the 7th Business Law Court of the Judicial District of Rio de Janeiro, State of Rio de Janeiro (Case No. 0203711- 65.2016.8.19.0001). The Judicial Reorganization involves the following companies:

                                           I.            Oi S.A. - em Recuperação Judicial (“Oi S.A.”);

                                         II.            Telemar Norte Leste S.A. - em Recuperação Judicial (“Telemar Norte Leste”);

                                       III.            Oi Móvel S.A. - em Recuperação Judicial (“Oi Móvel”);

                                       IV.            Copart 4 Participações S.A. - em Recuperação Judicial (“Copart4”);

                                         V.            Copart 5 Participações S.A. - em Recuperação Judicial (“Copart5”);

                                       VI.            Portugal Telecom International Finance B.V. - in Judicial Reorganization (“PTIF”); and

                                     VII.            Oi Brasil Holdings Coöperatief U.A. - in Judicial Reorganization (“Oi Coop”)

•                    We are not going to describe in depth the Parties under Reorganization or the causes of the RJ process, since these topics have already been presented in the Preliminary Activity Report dated August 26, 2016. In order to facilitate the reading of these, the complete corporate structure of the Oi Group and a brief description of each Party under Reorganization are presented in Attachments 2 and 3 attached to this report.

•                    Our analysis is based on public information and financial information prepared by the Management of the Parties under Reorganization.

•                    Until the date of finalizing this Report, the AJ had received almost all the information requested, only pending certain data, mostly for refining and standardizing part of the information for the next RMAs.

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated” Information

  It is important to note that, when we refer to the “Parties under Reorganization Consolidated” information in the RMAs, that information refers to the material prepared by Management including the monthly disclosure of balance sheets, Income statements, and statements of cash flows combined, only for the seven entities, and not for the entire Oi Group, as is usually done in the quarterly (ITRs) and annual (Consolidated Financial Statements). This work is done by the Management of the Parties under Reorganization to evidence collectively, as if they were a single entity, the Financial Information of the companies of the Group in the RJ process, as they are economically joined under common control. In this case, the presentation of consolidated statements are more representative for the users of that information than the presentation of the individual financial statements of each entity.
  As we have discussed with the Management of the Parties under Reorganization, this statement is also aligned with the way the Judicial Reorganization Plan was designed and proposed. In our intent to understand and explain, when relevant, the fluctuations in equity or income statement accounts observed in the entities Consolidated information, we have requested and reviewed specific information of one or more of the entities individually, and the documentation supporting the combination process resulting in that information, which are necessarily based on the individual balances of each entity.

Important comments on the Financial Information addressed in the report:

  The consolidated financial information of the Oi Group, and the Financial information of each entity, ended on December 31, every year, are audited by an independent auditor. For the quarterly reviews resulting in the packages identified as ITR, filed with the Brazilian Securities Commission (CVM), auditor s analysis and reviews are more limited than for the end-of-year procedures. Monthly accounting and financial information are not audited, but are used for preparing the entities Consolidated information analyzed herein assuming that the accounting practices, account classification, and reporting procedures are consistent with those prepared for the audited/reviewed periods, to the extent possible.
  Since the disclosure of the ITRs for September 2016 occurred exactly on the “cut-off date” for the information in this RMA, it might not have been possible for us to capture some information on the Oi Group that have reflections in the Parties under Reorganization, in addition to the abovementioned in the Independent auditors' report. If there is any relevant topic in that publication, we will make our comments in the next RMA.

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated”

Information (cont.)

The consolidated monthly financial information of the Parties under Reorganization, as at September 30, 2016, whose summary tables are commented on in the following sections, are compared to those presented in the RMA issued on October 16, 2016, for which information is based on August 31, 2016. That information includes the balance sheet, monthly income statement (resulting from the difference between accrued balances) and managerial direct cash flows, only for the seven Parties under Reorganization.

Combination of information

  As mentioned, the process of consolidating the Financial Information of the Parties under Reorganization generates information that is different from that published in the ITRs and the audited annual financial statements of the Group Oi, due, for example, to the fact that not all legal entities of the Oi Group are Parties under Reorganization.
  In order to obtain assurance regarding the consistency and accuracy of the process on the consolidation of information, several meetings were held with the Management, whose collaboration and support we could rely on to obtain the necessary understanding.
  A Financial Consolidation of the Information combining process includes (1) the elimination of effects of intra-group transactions, (2) reclassifications relating to the suitability, especially for purposes of consistency in the presentation of some balances, and (3) adjustments relating to the effect of adopting different accounting practices of the Parties under Reorganization located abroad and regarding those located in Brazil. The explanations below on these three effects have been obtained from the Management of the Parties under Reorganization and from our observations regarding the information received for the preparation of this RMA.
    Elimination of intra-group transactions and reclassifications
  To present the Parties under Reorganization consolidated balances, the effects are removed (through elimination in the consolidation process) of transactions typically occurring between these entities (whether financial or operational in nature) as well as the balances relating to mutual shareholding interests. Examples of financial transactions kept intragroup would be the loan balances reported as assets of a Party under Reorganization (which granted the resources), and the corresponding value in the liabilities of the other (which took the resources) as well as the financial expenses in the borrowing company that are financial revenue in the granting company. Intragroup commercial operations include income of a Party under Reorganization (providing services to another, or an entity invoicing the final customer for a service whose revenue belongs to another Party) which are recognized as costs or expenses in another (the borrower of such service or the holder of a co-billed revenue per another Party under Reorganization).

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2 Basis of preparation	Table of contents	Executive Report	Attachments

Basis of preparation – “Parties under Reorganization Consolidated”

Information (cont.)

We also note the reclassification of balances registered as Investments (non-current assets) for Capital Reserves (equity), regarding the 10% interest Telemar holds in Pharol (mutual interest). Oi S.A., when it acquired the assets of PT Portugal (former wholly-owned subsidiary of Pharol) also acquired Telemar's interest in Pharol, which interest refers to a mutual interest in the assets of Oi itself, recognized as "Treasury shares" on the date of that acquisition. For consolidation purposes, this amount is subsequently eliminated, due to intra-group transaction in this case.

 Adjust of accounting practices with respect to the financial statements of Parties under Reorganization’ located abroad (The Netherlands)

Oi Coop and PTIF are headquartered in The Netherlands and their financial statements are prepared in accordance with the accounting practices of that country, which may be different from those adopted by Oi Group in Brazil. The information from those Parties under Reorganization in the original form thereof, which are provided to the AJ and to the regulatory entities of that country need some adjusts to be adapted to Oi Group s accounting practices adopted in in Brazil in the process of preparing Parties under Reorganization consolidated financial information presented hereunder.

Oi Coop s and PTIF s financial statements are prepared in US dollars and Euros (the functional currencies of each company), and presented in The Netherlands both in Euros (the legal currency in the country where the registered offices of the Companies are located, which requires a conversion in Oi Coop s statements). In order to make up the Parties under Reorganization Consolidated Information, it therefore becomes necessary for another conversion to present the same in Reais. These adjusts occur mainly to the stockholders equity balances, and refer, for example, to the effect of exchange rate variations in certain transactions that are reported in The Netherlands directly at exchange rates on the day they occur, being converted again thereafter at the closing rate for the month, or even to the effect of the variation between the rate used for converting the financial information in The Netherlands, which is made on a date, into that used for converting the information into Reais, which may be done several days later. The Management has implemented controls over these items and is therefore capable to quantify these adjusts and make them for purposes of presenting the Parties under Reorganization monthly consolidated financial information. The work is based on the monthly financial information of these entities. It is likely that there are differences in accounting classifications for some balances and operations in relation to the financial statements of the Oi Group prepared for publication purposes.

The following section provides the unaudited Balance Sheets for the periods ended August 31, 2016 and September 30, 2016, and the Parties under Reorganization unaudited consolidated Income statements for August and September 2016, as well as the Managerial Cash flow from

September 1 to 30, 2016, based on the information provided by the Oi Group s Management. As mentioned in Item 3 of the Executive Summary, the independent auditors have issued their report with no conclusion for the limited review of the Oi Group s Financial Information for the 3rd quarter of 2016.

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3 Financial Information	Table of contents	Executive Report	Attachments

Financial

Information

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – August 31 and September 30, 2016

Balance Sheet Assets

Balance Sheet – Current and non-current assets

We present on the left the Parties under Reorganization Consolidated Balance Sheets (Assets), for the months ended August 31, 2016 and September 30, 2016, provided by Management.

We will address below the main monthly variations observed, presenting the relevant clarifications provided by Management.

  According to Management, the cash flows should be analyzed considering collectively the balances in Cash and cash equivalents and Financial investments (short-term and long-term). From August 2016 to September 2016, these balances increased by approximately BRL461 Million
  The positive variation in Cash and Cash Equivalents results mainly from operating cash flow (BRL428 Million), also benefited by Judicial Reorganization (RJ), in addition to the effect of the suspension of the payment of interest and principal of debts and the suspension of new Deposits and judicial blocked judicial deposits (non-operating cash flows), as briefly commented on in the Cash Flow Statement for the month, at the end of this section.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Cash and cash equivalents	5,675,211	6,150,745
Financial investments	76,296	60,688
Accounts receivable	8,195,405	8,131,973
Inventories	261,800	254,530
Current taxes recoverable	1,932,644	1,956,960
Deposits and court blocked accounts	1,083,065	1,101,499
Dividends and interest on equity	612,601	612,601
Other assets	1,708,349	1,758,141
Assets held for sale	495,070	514,128
Loans receivable	463,025	798,162
Credit with related parties	67,157	66,935
Current assets	20,570,623	21,406,362
Credit with related parties	345,123	16,174
Financial investments	80,681	81,584
Deferred tax recoverable	7,506,577	7,800,751
Other taxes	1,127,299	1,077,223
Deposits and court blocked accounts	13,754,218	13,727,784
Other assets	366,702	370,946
Investments	7,665,673	7,712,982
Fixed assets	24,902,039	24,824,534
Intangible assets	2,761,513	2,736,244
Non-current assets	58,509,825	58,348,222
Total assets	79,080,448	79,754,584
Source: Financial statements and management information.

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3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – August 31 and September 30, 2016 (cont.)

Balance Sheet
Assets

Balance Sheet – Current and non-current assets (cont.)

•                    Accounts receivable reduced by approximately BRL63 Million in the month (the equivalent to 1% of the balance for September), the movement is mainly due to the liquidation of receivables related to mutually provided services by Brazilian telecom operators, mainly referred to by the Company as “Co-billing/interconnection”.

        I.            This subject has been discussed in previous RMAs, as the liquidation (due to settlement of the corresponding amounts payable) was temporarily suspended, while the concerned companies were analyzing the regulatory, legal, and accounting requirements necessary to liquidate amounts considered undisputed, with respect to RJ regulations. As previously presented in the Section “Summary of the main topics addressed in this report”, the liquidation of receivables amounted to BRL294 Million for the period. Moreover, there was an ordinary increase in “Co-billing/interconnection” regarding services provided in the month that reflected a BRL238 Million increase.

      II.            Another transaction which has substantially affected the Parties under Reorganization accounts receivable position was the partial reversal of the provisions for rechargeable cards partner, a subject addressed in the previous RMA, which had been over recorded by BRL60 Million against the heading Other Obligations.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Cash and cash equivalents	5,675,211	6,150,745
Financial investments	76,296	60,688
Accounts receivable	8,195,405	8,131,973
Inventories	261,800	254,530
Current taxes recoverable	1,932,644	1,956,960
Deposits and court blocked accounts	1,083,065	1,101,499
Dividends and interest on equity	612,601	612,601
Other assets	1,708,349	1,758,141
Assets held for sale	495,070	514,128
Loans receivable	463,025	798,162
Credit with related parties	67,157	66,935
Current assets	20,570,623	21,406,362
Credit with related parties	345,123	16,174
Financial investments	80,681	81,584
Deferred tax recoverable	7,506,577	7,800,751
Other taxes	1,127,299	1,077,223
Deposits and court blocked accounts	13,754,218	13,727,784
Other assets	366,702	370,946
Investments	7,665,673	7,712,982
Fixed assets	24,902,039	24,824,534
Intangible assets	2,761,513	2,736,244
Non-current assets	58,509,825	58,348,222
Total assets	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		18

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – August 31 and September 30, 2016 (cont.)

Balance Sheet
Assets

Balance Sheet – Current and non-current assets (cont.)

        III.         We have also been informed on the invoicing of backlog services totaling (BRL56 Million) to other partners that are not Parties under Reorganization, for prior months, which explain the remaining variation observed in Accounts receivable.

•                    The  short-term balance of Deposits and Court Blocked Accounts is calculated based on the average of the write-offs in the account over the last 12 months until the closing date. Accordingly, the fluctuations of deposits should be analyzed adding the short- and long-term amounts. Considering that analysis, the negative variation was BRL8 Million, or less than 0.1% compared to last month. According to court guidelines, as from the request for Judicial Reorganization, Parties under Reorganization should not make other deposits or court blocked accounts.

•                    Other assets (short-term and long-term) increased by BRL54 Million compared to the previous month, mostly due to a BRL112 Million balance in Advances to Network Service Providers (PSR). This is related to services provided in the month and will be settled against service invoices currently being reviewed and approved by Oi, which has always been a normal practice with these suppliers.

•                    Also as an usual practice, the monthly installment (BRL62 Million) of the Telecommunication Inspection Fund (Fistel), is paid annually in March.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Cash and cash equivalents	5,675,211	6,150,745
Financial investments	76,296	60,688
Accounts receivable	8,195,405	8,131,973
Inventories	261,800	254,530
Current taxes recoverable	1,932,644	1,956,960
Deposits and court blocked accounts	1,083,065	1,101,499
Dividends and interest on equity	612,601	612,601
Other assets	1,708,349	1,758,141
Assets held for sale	495,070	514,128
Loans receivable	463,025	798,162
Credit with related parties	67,157	66,935
Current assets	20,570,623	21,406,362
Credit with related parties	345,123	16,174
Financial investments	80,681	81,584
Deferred tax recoverable	7,506,577	7,800,751
Other taxes	1,127,299	1,077,223
Deposits and court blocked accounts	13,754,218	13,727,784
Other assets	366,702	370,946
Investments	7,665,673	7,712,982
Fixed assets	24,902,039	24,824,534
Intangible assets	2,761,513	2,736,244
Non-current assets	58,509,825	58,348,222
Total assets	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		19

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – August 31 and September 30, 2016 (cont.)

Balance Sheet
Assets

Balance Sheet – Current and non-current assets (cont.)

  As already mentioned in the RMA for August 2016, Assets held for sale, which include balances stated in foreign currency, is impacted by monthly exchange variations, and the value in September increased by BRL19 Million.
  The net BRL47 Million increase seen in Investments is mostly explained by the positive result of Oi S.A. subsidiaries, which are not involved in the Judicial Reorganization process, in September 2016, especially Oi Internet (BRL77.6 Million profit) and Rio Alto (BRL9 Million profit).

BRL thousand	Aug 31, 2016	Sept 30, 2016
Cash and cash equivalents	5,675,211	6,150,745
Financial investments	76,296	60,688
Accounts receivable	8,195,405	8,131,973
Inventories	261,800	254,530
Current taxes recoverable	1,932,644	1,956,960
Deposits and court blocked accounts	1,083,065	1,101,499
Dividends and interest on equity	612,601	612,601
Other assets	1,708,349	1,758,141
Assets held for sale	495,070	514,128
Loans receivable	463,025	798,162
Credit with related parties	67,157	66,935
Current assets	20,570,623	21,406,362
Credit with related parties	345,123	16,174
Financial investments	80,681	81,584
Deferred tax recoverable	7,506,577	7,800,751
Other taxes	1,127,299	1,077,223
Deposits and court blocked accounts	13,754,218	13,727,784
Other assets	366,702	370,946
Investments	7,665,673	7,712,982
Fixed assets	24,902,039	24,824,534
Intangible assets	2,761,513	2,736,244
Non-current assets	58,509,825	58,348,222
Total assets	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		20

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet Assets – August 31 and September 30, 2016 (cont.)

Balance Sheet
Assets

Balance Sheet – Current and non-current assets (cont.)

  The loans receivable increase is mostly due to the reclassification of BRL332 Million, previously classified as
  Credit with related parties (long-term). According to Management, the reclassified balance refers to loan installments of terms of less than 12 months in September.
  Deferred tax recoverable increased BRL294 Million from August to September 2016, due to incurred interest (although not yet paid, within the Judicial Reorganization context) as temporary differences. In September 2016, Management analyzed the deferred taxes reported and started to report such expenses as temporary differences for purposes of IR/CSL assessment.
  The BRL50 Million reduction in Other taxes in September is mostly due to the settlement of IR/CS credits amounting to BRL33 Million and ICMS totaling BRL7 Million, with taxes payable of the same nature.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Cash and cash equivalents	5,675,211	6,150,745
Financial investments	76,296	60,688
Accounts receivable	8,195,405	8,131,973
Inventories	261,800	254,530
Current taxes recoverable	1,932,644	1,956,960
Deposits and court blocked accounts	1,083,065	1,101,499
Dividends and interest on equity	612,601	612,601
Other assets	1,708,349	1,758,141
Assets held for sale	495,070	514,128
Loans receivable	463,025	798,162
Credit with related parties	67,157	66,935
Current assets	20,570,623	21,406,362
Credit with related parties	345,123	16,174
Financial investments	80,681	81,584
Deferred tax recoverable	7,506,577	7,800,751
Other taxes	1,127,299	1,077,223
Deposits and court blocked accounts	13,754,218	13,727,784
Other assets	366,702	370,946
Investments	7,665,673	7,712,982
Fixed assets	24,902,039	24,824,534
Intangible assets	2,761,513	2,736,244
Non-current assets	58,509,825	58,348,222
Total assets	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		21

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet

Liabilities and Stockholders' Equity – August 31 and September 30, 2016

Balance Sheet
Liabilities and Stockholders' Equity

Balance Sheet – Liabilities and Stockholders' Equity

We present alongside Parties under Reorganization' Consolidated Balance Sheets (Liabilities) for the months ended August 31, 2016 and September 30, 2016, provided by Management. We will address below the main variations for the month, presenting the relevant clarifications provided by Management.

•                    Suppliers increased, on a net basis, by approximately BRL193 Million, or 2% on last month. The variation is mainly due to the following factors:

i.                     Ordinary increase of BRL244 Million in services taken from other operators and partners in the month.

ii.                   Amounts of services provided on a mutual basis between Brazilian telephone operators, mostly referred to by the Company as “Co-billing/interconnection” services. As previously presented in the Executive Summary, the liquidation carried out with the settlement of the corresponding account receivables resulted in a BRL204 Million reduction in Suppliers.

iii.                  Increase of suppliers of capital assets in the quarter, following the planned budget of Parties under Reorganization, being one of the main reasons for the variation observed in the balance (BRL126 Million).

iv.                 According to Management, due to the Judicial Reorganization, the obligations concerning contingency provisions already final and unappealable, whose payments have not yet been made (BRL27 Million), have been reclassified from Provisions to Suppliers.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Salaries, social charges, and benefits	401,114	403,038
Suppliers	8,006,975	8,199,641
Loans and financing	48,331,409	48,659,224
Derivative financing instruments	104,694	104,694
Current tax payable	1,586,331	1,605,352
Dividends and interest on equity	29,099	29,102
Authorizations and concessions payable	77,513	84,450
Tax refinancing program	76,839	89,944
Provisions	883,106	863,308
Other Obligations	1,468,517	1,489,736
Current liabilities	60,965,597	61,528,489
Loans and financing	8,212	8,304
Other taxes	1,018,516	1,038,060
Authorizations and concessions payable	7,318	7,374
Tax refinancing program	657,679	637,103
Provisions	3,591,258	3,604,947
Pension fund provisions	411,895	416,094
Provisions for investment losses	238,901	244,919
Other Obligations	2,757,245	2,762,359
Non-current liabilities	8,691,024	8,719,160
Stockholders' Equity	9,423,827	9,506,935
Total liabilities	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		22

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet

Liabilities and Stockholders' Equity – August 31 and September 30, 2016 (cont.)

Balance Sheet
Liabilities and Stockholders' Equity

Balance Sheet – Liabilities and Stockholders' Equity (cont.)

•                    The loans and financing (short-term and long-term) increased 1% from August 2016 to September 2016, in absolute values, equivalent to BRL328 Million. As noted in the prior months, the variation is explained mainly by interest provisions (BRL280 Million) and exchange variations (BRL35 Million).

•                    The following table shows further details:

•                    We note that Parties under Reorganization have balances with other related parties, for example the loan between Telemar and PT Participações SGPS S.A., an affiliate that is not a party in the Judicial Reorganization.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Salaries, social charges, and benefits	401,114	403,038
Suppliers	8,006,975	8,199,641
Loans and financing	48,331,409	48,659,224
Derivative financing instruments	104,694	104,694
Current tax payable	1,586,331	1,605,352
Dividends and interest on equity	29,099	29,102
Authorizations and concessions payable	77,513	84,450
Tax refinancing program	76,839	89,944
Provisions	883,106	863,308
Other Obligations	1,468,517	1,489,736
Current liabilities	60,965,597	61,528,489
Loans and financing	8,212	8,304
Other taxes	1,018,516	1,038,060
Authorizations and concessions payable	7,318	7,374
Tax refinancing program	657,679	637,103
Provisions	3,591,258	3,604,947
Pension fund provisions	411,895	416,094
Provisions for investment losses	238,901	244,919
Other Obligations	2,757,245	2,762,359
Non-current liabilities	8,691,024	8,719,160
Stockholders' Equity	9,423,827	9,506,935
Total liabilities	79,080,448	79,754,584
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		23

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet

Liabilities and Stockholders' Equity – August 31 and September 30, 2016 (cont.)

Balance Sheet
Liabilities and Stockholders' Equity

Balance Sheet – Liabilities and Stockholders' Equity (cont.)

•                    We observed a variation of approximately BRL21 Million in Other Obligations Current liabilities, mainly due to the following:

i.                     An increase of BRL77 Million in revenues to be appropriated, due to the reported revenue advanced to rechargeable card partners (who resell prepaid cards to clients).

ii.                   Regarding rechargeable card partners, there was also a reversal of the excess provision realized in the previous months, reflected in a BRL60 Million reduction in Other Obligations, with a contra entry in clients.

iii.                  An increase of BRL3 Million in Group Pension fund provisions, where BrtPREV plan amounts were adjusted for inflation.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Salaries, social charges, and benefits	401,114	403,038
Suppliers	8,006,975	8,199,641
Loans and financing	48,331,409	48,659,224
Derivative financing instruments	104,694	104,694
Current tax payable	1,586,331	1,605,352
Dividends and interest on equity	29,099	29,102
Authorizations and concessions payable	77,513	84,450
Tax refinancing program	76,839	89,944
Provisions	883,106	863,308
Other Obligations	1,468,517	1,489,736
Current liabilities	60,965,597	61,528,489
Loans and financing	8,212	8,304
Other taxes	1,018,516	1,038,060
Authorizations and concessions payable	7,318	7,374
Tax refinancing program	657,679	637,103
Provisions	3,591,258	3,604,947
Pension fund provisions	411,895	416,094
Provisions for investment losses	238,901	244,919
Other Obligations	2,757,245	2,762,359
Non-current liabilities	8,691,024	8,719,160
Stockholders' Equity	9,423,827	9,506,935
Total liabilities	79,080,448	79,754,584

Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		24

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet

Liabilities and Stockholders' Equity – August 31 and September 30, 2016 (cont.)

Balance Sheet
Liabilities and Stockholders' Equity

Balance Sheet – Liabilities and Stockholders' Equity (cont.)

  Analyzing collectively the long-term and short-term balances there are few variations in Provisions (approximately a BRL6 Million reduction). With respect to the BRL14 Million increase in long-term, it results mainly from the effect of the introduction of new processes in progress, which require an additional provision for contingencies, according to the Company s criteria. The short- term balance, according to the Oi Group s implemented practice, is handled based on studies on the lawsuit loss history.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Salaries, social charges, and benefits	401,114	403,038
Suppliers	8,006,975	8,199,641
Loans and financing	48,331,409	48,659,224
Derivative financing instruments	104,694	104,694
Current tax payable	1,586,331	1,605,352
Dividends and interest on equity	29,099	29,102
Authorizations and concessions payable	77,513	84,450
Tax refinancing program	76,839	89,944
Provisions	883,106	863,308
Other Obligations	1,468,517	1,489,736
Current liabilities	60,965,597	61,528,489
Loans and financing	8,212	8,304
Other taxes	1,018,516	1,038,060
Authorizations and concessions payable	7,318	7,374
Tax refinancing program	657,679	637,103
Provisions	3,591,258	3,604,947
Pension fund provisions	411,895	416,094
Provisions for investment losses	238,901	244,919
Other Obligations	2,757,245	2,762,359
Non-current liabilities	8,691,024	8,719,160
Stockholders' Equity	9,423,827	9,506,935
Total liabilities	79,080,448	79,754,584

Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		25

3.1 Parties under Reorganization Consolidated - Balance Sheet (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Balance Sheet

Liabilities and Stockholders' Equity – August 31 and September 30, 2016 (cont.)

Balance Sheet
Liabilities and Stockholders' Equity

Balance Sheet – Liabilities and Stockholders' Equity (cont.)

•                    Parties under Reorganization consolidated net profit for September 2016, discussed below, was BRL73 Million.

•                    The BRL7.9 Million reduction in Equity appraisal adjustments results from the recognition of variations in the value of shares held by the Parties under Reorganization  and listed in Stock Exchanges (“marking to market”).

•                    Other accounts of the group, as anticipated, did not vary noticeably.

BRL thousand	Aug 31, 2016	Sept 30, 2016
Current liabilities	60,965,597	61,528,489
Non-current liabilities	8,691,024	8,719,160
Capital	21,438,374	21,438,374
Retained earnings	1,484,911	1,484,911
Profit/Losses Accrued from Previous Years	(9,672,334)	(9,672,334)
Profit/Losses Accrued from Jan 2016 to Aug 2016	(3,285,151)	(3,285,151)
Profit/Losses Sep 2016	-	73,059
Share issuance cost	(377,429)	(377,429)
Equity appraisal adjust	(78,090)	(70,216)
Other comprehensive result	(86,454)	(84,279)
Stockholders' Equity	9,423,827	9,506,935
Total liabilities	79,080,448	79,754,584

Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		26

3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement

On the left, we present the Parties under Reorganization Consolidated Income statements for August and September 2016, as provided by the Management of the Parties under Reorganization. We highlight that these financial statements refer only to the seven Companies undergoing Judicial Reorganization and not the Oi Group.

Addressed below the main variations observed in September compared to the month before, showing the respective clarifications provided by Management.

  The Gross Revenue reduced by approximately BRL39 Million (1.1% compared to August), due to reduction in landline telephone service revenues (BRL40.7 Million reduction), mobile telephony (BRL5.8 Million reduction) and data communication services (BRL1.8 Million increase), in addition to a BRL5,5 Million increase in Other Services, which include for example Oi TV subscriptions, additional outlet charges, and HD services, as shown in the following chart.

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		27

3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

•                    The Gross Revenue for September has followed the reduction also in the total base of Parties under Reorganization subscribers (1.1% reduction), as shown in the table on the left.

•                    It is possible to see in the following analysis, that the average ticket charged for Parties under Reorganization subscriptions (landline telephony, Mobile, TV and Velox) remains virtually unchanged for the period, that indicates that there is a reduction in the base of subscribers over the last 4 months and the average subscriptions remains at the same level.

Revenue vs. Average ticket

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

Subscribers base (in thousands)	June 2016	July 2016	Aug 2016	Sept 2016	Variation (%)Sept-Aug 2016
Mobile	47,575	47,294	47,083	46,387	-1%
Landline	14,707	14,672	14,583	14,525	0%
Velox	5,710	5,722	5,719	5,722	0%
TV	1,131	1,152	1,164	1,174	1%
Total	69,123	68,839	68,549	67,808	-1%
Source: Management information

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		28

3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

•   The 3.8% increase in Cost of Services Provided was proportionally higher than the revenue reduction, negatively affecting the Parties under Reorganization consolidated gross margin in September 2016.

•   The main factors affecting the increase seen in September were network maintenance service costs (BRL14.7 Million) and non-affiliated tower rent, satellite and EILD costs (totaling BRL25.8 Million).

Gross profit vs. Gross margin

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		29

3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

•   According to Management, the BRL33.6 Million reduction in General and administrative expenses is basically due to the reduction in personnel, approximately BRL23 Million, and rent and insurance expenses (approximately BRL16 Million). Additionally, there was a BRL6 Million reduction in third party services, making up most of this account variation.

•   Other operating income increased 41.6% (BRL48 Million) compared to August 2016. This is mostly due to two factors:

i.       Infrastructure rent: BRL15 Million increased for non-affiliate companies.

ii.      Recovered expenses: BRL29 Million increased related to the recovery of extemporaneous ICMS tax credits on electricity.

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		30

3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

•   Another item to be considered in Other operating expenses in September is a reduction in contingency provisions (BRL30 Million reduction compared to August 2016). This is mainly due to the reduction in the amounts related to lawsuits pending with the Special Civil Courts (JEC).

•   Equity in the results of investees the positive variation in September 2016 includes the reclassification and elimination of the accrued fair-value variation of Oi S.A shares held by PTIF (treated as treasury’s shares in the consolidated) amounting to BRL240 Million for Financial Results.

•   Equity in the results of investees presented a positive variation in the month, but also due to the net effects of profits and losses reported by Parties under Reorganization controlling companies (BRL56 Million, mostly due to the subsidiary Oi Internet S.A.’s BRL78 Million profit net of Serede’s BRL22 Million losses), and the write-off of BRL18 Million relating to Telemar investment in Pharol SGPS S.A. (mutual interest).

•   Parties under Reorganization Total Consolidated operating result (eliminating the effect of the abovementioned reclassification) improved compared to August, because, despite the slightly lower revenue and higher costs, operating expenses were lower and the total for this month has improved compared to August.

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

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3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

•                    As anticipated and already observed in the previous months, the consolidated Financial result variation results mainly from the interest and exchange variation appropriated for the period.

•                    In September 2016, the Brazilian currency depreciated against the US dollar by 0.18% and 1.02% against the euro. These variations in the foreign exchange scenario impacted interest and exchange variations on loans in foreign currency, since the Company no longer uses financial instruments to hedge against exchange rate volatility.

•                    The Financial result for September 2016 includes an expense of BRL240 Million relating to the reclassification of the elimination of the cumulative fair value variation of the Oi shares held by PTIF, which in previous months was reported in Equity in the results of investees.

•                    Due to the magnitude of the financial debt, the effect of the exchange rate becomes relevant, influencing the deterioration of the monthly Financial result, as shown below.

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.
Indicators	May 31, 2016	30-June 2016	31-July 2016	31-Aug 2016	30-Sept 2016
USD	3.5951	3.2098	3.2390	3.2403	3.2462
% Monthly variation		-10.72%	0.91%	0.04%	0.18%
EURO	4.0039	3.5414	3.6183	3.6116	3.6483
% Monthly variation		-11.55%	2.17%	-0.19%	1.02%
CDI		1.16%	1.11%	1.21%	1.05%
IPCA(m-2)		0.61%	0.78%	0.35%	0.52%
Business days		22	21	23	22
Source: Information provided by Management

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3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

  For more details, we present below the development of Parties under Reorganization financial result from August to September, based on the items mentioned previously.

Bridge of Financial result

Key for the “Financing result Bridge” chart

(a) Interest and currency variations on other assets and liabilities

(b) Interest, currency and exchange variations on payable loans (third parties)

(c) Interest, currency variations on loans (related companies)

(d) Fees and commissions, write-offs of other current assets, financial commission

(e) Market variation of Oi S.A’s interest in PTIF and Others

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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3.2 Parties under Reorganization Consolidated – Monthly income statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Monthly income statement

Monthly comparison - September 2016 and August 2016 (cont.)

income statement
BRL thousand	Aug 2016	Sept-2016

Monthly income statement (cont.)

  Current and deferred tax variations, mainly represented by the positive BRL295 Million impact to Income Tax and Social Contribution Deferred, are related with the tax treatment given to the interest on debt expenses that, commencing in September 2016, have been treated as temporary differences for purposes of these taxes. It is possible to observe this accounting movement in the corresponding asset accounts (Deferred tax recoverable).
  It should be emphasized that our work as Administrators does not include a review on the adequacy of the assessment of taxes by Parties under Reorganization or potential risks associated with the respective procedures adopted.

Gross operating revenue	3,579,422	3,540,151
Deductions from gross revenue	(1,679,144)	(1,678,688)
Net Revenue from Product Sales and/or Services	1,900,278	1,861,463
Cost of services provided and products sold	(1,177,999)	(1,222,904)
Gross profit	722,279	638,559
Selling expenses	(340,239)	(327,548)
General and administrative expenses	(274,211)	(240,515)
Other operating income	115,313	163,271
Other operating expenses	(197,518)	(137,972)
Equity in the results of investees	(176,603)	262,719
Operating expenses	(873,258)	(280,045)
Profit (loss) before financial result and taxes	(150,978)	358,514
Financial income	115,655	121,694
Financial costs	(398,840)	(676,812)
Financial result	(283,185)	(555,118)
Current tax	(22,616)	(25,633)
Deferred tax	(464)	295,296
Income tax and social contribution on profit (loss)	(23,080)	269,663
Consolidated Profit (Loss) for the Period	(457,243)	73,059
Source: Financial statements and management information.

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3.3 Parties under Reorganization Consolidated – Managerial Cash Flow Statement (unaudited)	Table of contents	Executive Report	Attachments

Parties under Reorganization Consolidated – Managerial Cash Flow Statement - September 1 to 30, 2016

As reported in previous RMAs, the chart presented is prepared based on management information, prepared monthly by management on a consolidated basis, only for inclusion in the RMAs. As previously reported, this managerial financial cash flow does not directly reconcile with the accounting balance. There is a difference of BRL47 Million in the final balance, which is equivalent to approximately 1% of the book balance of Cash and cash equivalents. This difference is mainly explained by the following factors :
a)	Amounts not yet transferred from bank accounts to the centralized treasury account, which have not yet been reconciled (payments and receipts "in transit");
b)	Blocked judicial amounts applied in Fundo Litoral (Itaú) appear as a positive item in Management's Cash position. However, these amounts are deducted from Cash;
c)	Telemar and Oi S.A. hold securities of Oi Holanda (Bond USD 2022). In the cash of these companies this amount appears as an investment. However, as they intend to hold the securities to maturity in the consolidated, the cash debt is eliminated, so that the debt amount is reported net of this repurchased value.

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4 List of Creditors	Table of contents	Executive Report	Attachments

List of

Creditors

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4 List of Creditors	Table of contents	Executive Report	Attachments

List of Creditors

	Published on				Published on
	June 20, 2016				September 20, 2016
Creditors per area	Number of creditors	Legal currency	Foreign currency	Total	Number of creditors	Legal currency	Foreign currency	Total
Legal – Labor claims	5,007	483	-	483	4,978	479	-	479
Attorneys' fees	191	86	0	86	186	86	0	86
Pension Fund	1	534	-	534	1	534	-	534
Salaries, social charges, and benefits - CAP - Attorneys	6	1	-	1	7	1	-	1
Legal - Civil - PEX	-	-	-	-	41	4	-	4
Class 1 - Labor Creditors	5,205	1,104	0	1,104	5,213	1,104	0	1,104
Finance	1	3,327	-	3,327	1	3,327	-	3,327
Class 2 - Lenders with real guarantee	1	3,327	-	3,327	1	3,327	-	3,327
finance	19	9,403	36,691	46,094	17	3,952	36,710	40,662
Anatel - AGU and judicial sphere	1	7,201	-	7,201	-	-	-	-
Anatel - administrative sphere	1	3,891	-	3,891	1	11,092	-	11,092
Legal - Civil Lawsuits PEX	43,432	1,373	-	1,373	43,463	1,373	-	1,373
Salaries, social charges, and benefits - CAP - Salaries, social charges, and benefits	746	1,353	8	1,361	820	6,997	11	7,008
Salaries, social charges, and benefits - CAP - Intercompany	78	238	-	238	-	-	-	-
Legal - Strategic Civil Lawsuits	62	152	-	152	62	152	-	152
Legal - Lawsuits - JEC	12,202	106	-	106	12,251	106	-	106
Legal - Civil Lawsuits Consumer	1,902	85	-	85	1,934	79	-	79
Legal - Lawsuits - Administrative	90	11	-	11	-	-	-	-
Attorneys' fees	37	4	-	4	37	4	-	4
PROCON /ANCINE	-	-	-	-	90	18	-	18
Salaries, social charges, and benefits RH	-	17	-	17	8	17	-	17
Legal - Lawsuits - Labor	-	-	-	-	-	-	-	-
Class 3 – Secured Claims	58,570	23,834	36,700	60,534	58,683	23,790	36,721	60,511
Legal - Civil Lawsuits PEX	1,909	113	-	113	1,909	113	-	113
Salaries, social charges, and benefits - CAP - Salaries, social charges, and benefits	1,105	63	-	63	1,101	64	-	64
Legal - Strategic Civil Lawsuits	18	7	-	7	18	7	-	7
Legal - Lawsuits - JEC	31	0	-	0	31	0	-	0
Legal - Civil Lawsuits Consumer	11	0	-	0	11	0	-	0
Class 4 - Small and small size companies	3,074	184	-	184	3,070	184	-	184
Total creditors	66,850	28,449	36,700	65,149	66,967	28,405	36,721	65,127
Source: Lists disclosed by Oi, as being those published on the corresponding dates.

* The List of Creditors presented above has not been changed compared to the list informed in the RMA for the previous month. The next page shows the details on the List of Creditors published.

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4 List of Creditors	Table of contents	Executive Report	Attachments

List of Creditors

  Based on its controls and internal systems, the Management of the Parties under Reorganization has prepared and consolidated a list of all the obligations that, according to Management, should make up the base of creditors at the time the Judicial Reorganization was applied for (June 20, 2016). The first list was attached to the case records along with the initial petition and subsequently rectified and updated by the Management of the Parties under Reorganization, as shown in the columns at the right in the table presented on Page 37.
  The columns to the right refer to the Notice in accordance with Article 52, paragraph 1, of Act 11.101/2005, published on September 20, 2016.
  The composition alongside includes the List of Creditors classified as: Class 1 (Labor Creditors), Class 2 (Lenders with real guarantee), Class 3 (secured creditors) and Class 4 (Small and small size companies), as legally required.
  For more details on the AJ's activities together with the management of the Parties under Reorganization and creditors management, can be found in the Section “Summary of the Administrators Activities” later in the report.

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary

of the

Administrators’

Activities

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date

Creditors’ Support

Although the deadline for submitting the Qualifications and Divergences has expired on October 11, 2016, the AJs continue to be contacted by domestic and international creditors either by the telephone numbers 0800-717-7738 or +55 (21) 3232-1142, created especially for foreign creditors or by the e-mail credoresoi.pwc.wald@pwc.com.

The AJs are in the process of sorting more than 30 thousand messages on Proof of Claims and Disputes received through the multiple channels created for that purpose.

As anticipated, the overwhelming majority of Claims and Disputes is presented by plaintiffs in lawsuits, especially those addressing the Landline Telephony Expansion Program (PEX), mainly in the States of Rio Grande do Sul and Santa Catarina.

Concurrently with the sorting process, the AJs have already started the process of reviewing the Proof of Claims and Disputes. The AJs have been meeting and contacting the Company daily to obtain information. AJs have also been meeting all creditors who filed Proofs of Claims and Disputes and who wanted to clarify their petitions.

As already notified in the AJs Report presented last month, with respect to lawsuits, the AJs have been contacting the Parties under

Reorganization to allow a class mediation capable to expedite as much as possible reaching a solution for the controversies raised in these lawsuits.

With respect to the lawsuit pursuing the Judicial Reorganization of Oi Brasil Holdings Coöperatief UA in The Netherlands, the AJs continue to meet the administrator with whom the AJs are drafting a “Protocol of Insolvency” with the primordial purpose of establishing a procedure for exchanging information between both courts regarding the Parties Judicial Reorganization in Brazil.

Regarding the so-called “bondholders” creditors, the AJs have been providing clarifications to those who want to extend the proceeding for the participation of the Creditors Meeting with voting rights.

As already mentioned in the previous Reports, the AJs are continuously reviewing legal matters of different complexity from various fields of law, including international law, considering the multiple questions addressed to it.

Next, the AJs list the statements presented in the records of the electronic process after the last Monthly Activity Report, mentioning the corresponding pages.

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

97.205/97.259	Monthly Report on the activities of the Parties under Reorganization	Oct 17, 2016
98.133/98.134

Statement on:

i. Official letter from the 10th Labor Court in Salvador (BA), in which the Court informs that in the records of the Labor Lawsuit 0000950-67.2010.5.05.0010, Oi/Telemar Norte Leste S.A. served for the payment or provision of guarantee for the execution, having let the time limit elapse without any statement.

ii. Request made by Banco do Nordeste do Brasil to notify the Administrators and Parties under Reorganization to inform them that, as from October 4, 2016, it will transfer to the Parties under Reorganization the amounts exceeding the outstanding debt with the Bank.

Oct 20, 2016

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

98.133/98.134

Statement (continued):

iii. Líder Guadalupe Serviços’ petition notifying that its Claim became invalid considering that after it was filed, the payment claimed was made.

iv. Parties under Reorganization’s petition regarding the decision ordering the presentation of the itemized List of Creditors, showing the individual liabilities of each Party under Reorganization.

Oct 20, 2016
99.707/99.708

Statement:

i. Request made by Viviane Ângela de Vargas to remove her credit from the List of Creditors because she received the amount listed in 2012, in the records of the lawsuit filed against Oi S.A. (case No. 058.07.001047-9);

Nov 3, 2016

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

99.707/99.708

Statement (continued):

ii. Petition of Júlio César de Azeredo Sá and others requesting the notification from The Bank of New York Mellon and Citicorp Trustee Company Ltd. of the “present list of their bondholders, or, at least, the total number of principals”.

iii. Request made by the China Development Bank Corporation to notify the Parties under Reorganization to present individualized Judicial Reorganization Plans for each individual Party under Reorganization.

iv. Official letter from the General Prosecution Service of the State of Rio de Janeiro informing the existence of tax liabilities registered as enforceable debts against the Parties under Reorganization (totaling BRL 120,352,818.50), and requesting its payment.

Nov 3, 2016

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

99.707/99.708

Statement:

v. Official letter from the Special Civil Court of the Judicial District of Araçatuba, State of São Paulo, forwarding a decision suspending the enforcement of the judgment rendered in case No. 0010725-30.2015.8.26.0032, and informing that in the mentioned case it had already been seized online and the corresponding amount of BRL 24.260,00 received by the creditor.

vi. The official letter was mistakenly attached to the case records of the Judicial Reorganization.

Nov 3, 2016

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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

Interlocutory appeals filed in which the Administrators presented their statements:

0034576-58.2016.8.19.0000

Appeal filed by the Parties under Reorganization against the decision on pages 89.496/89.525 that authorized the issuance of a payment order regarding the amounts deposited before June 21, 2016, in the lawsuits where it is verified the termination of the execution or where the time limit for the debtor to oppose the debt has expired.

Oct 18, 2016
0037946-45.2016.8.19.0000

Appeal filed by the Banco do Nordeste do Brasil against the decision on pages 90.986/90.995 that ordered a transfer by the appellant Bank of the amounts retained, owned by Oi Móvel and TNL, due to the Credit Opening Contract No. 16.2008.12169.2850 and Collection Contract executed on September 30, 2006.

Oct 31, 2016

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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5 Summary of the Administrators’ Activities	Table of contents	Executive Report	Attachments

Summary of the Administrators’ Activities to date (cont.)

SUMMARY OF THE
ADMINISTRATORS’ STATEMENTS

Interlocutory appeals filed in which the Administrators presented their statements:

0051608-76.2016.8.19.0000

Appeal filed by Anatel against the decision on pages 91.601/91.602 that, granted the request of the Parties under Reorganization, extended the effects of the decision on pages 90.466/90.470, for purposes of suspending the enforceability of the renewal of insurance policies 04-0775-0096456, 04-0775-0096471, 04-0775-0096462, and 04-0775-0220665, related to the Authorization Instrument 64/2013/SOR-ANATEL, until the appreciation of the administrative request for reducing the guarantee amounts as a result of the partial compliance with the covenants of contractual coverage stipulated.

Nov 3, 2016

* In addition to the statements presented, the Administrators, in response to the official letters and requests directly addressed to the Administrators by the different Courts in the Country, presented its statements in the lawsuits filed against the Parties under Reorganization.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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Table of contents	Executive Report	Attachments

Attachments	Attachments		47
	1	Qualifications and emphasis paragraphs in the DFs and ITRs	48
	2	Brief description of Parties under Reorganization	49
	3	Parties under Reorganization Corporate Organization Charts	50
	4	Oi Group auxiliary organization charts	51

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		47

1 Qualifications and emphasis paragraphs in the DFs and ITRs	Table of contents	Executive Report	Attachments

Qualifications and emphasis of matter paragraphs in the reports on the Financial Statements as of December 31, 2015 and Quarterly Information published as of June 30, 2016

As of December 31, 2015, the external audit opinion (KPMG Auditores Independentes) on the Audit Examination of Oi Group included an emphasis with respect to the form of reporting the surplus value and subsequent impairment in the merger of Telemar Participações S.A. (“Telemar”), on September 1, 2015.

Telemar assets included the surplus value originated from the acquisition of Brasil Telecom Participações S.A. (“BrT”, currently Oi S.A.), which as permitted by Brazilian Securities Exchange Commission – CVM, was reversed from the Company s books and restored at Telemar consolidated level, until the complete repayment thereof in 2025. Although there is no specific accounting standard on the merger of entities sharing a common control either in the IFRS or Brazilian accounting principles, the interpretation suggests that, upon a merger, the maintenance or reversal of the surplus value would be an accounting practice option to be made by the Company. However, the understanding in CVM s Official Letter is for its maintenance in the consolidated financial statements of the stockholder Telemar.

The Company, upon the merger, did not include the surplus value into the net assets. Therefore, on December 31, 2015, non-current assets and stockholders equity balances are short of BRL1,233,299 thousand, which refers to the net surplus value balance amounting to BRL9,079,988 thousand less an impairment loss of BRL7,211,353 thousand and tax effects of BRL635,336 thousand.

The loss for the year ended on that date is short of BRL4,993,072 thousand, which refers to non-reported amortization of the surplus value of BRL233,579 thousand and impairment loss of BRL4,759,493 thousand, both net of tax effects.

In turn, in the ITR dated June 30, 2016, the auditors update the amounts referring to that same emphasis as follows: non-current assets and stockholders equity balances are reported short of BRL1,165,294 thousand, which is the net balance of the surplus value amounting to BRL8,976,950 thousand net of an impairment loss of BRL7,211,353 thousand and tax effects of BRL600,303 thousand. The loss for the quarter ended on that date is reported short of BRL33,540 thousand, which refers to the failure of surplus value amortization net of tax effects.

According to the ITRs, Oi S.A. Management presented a technical inquiry to CVM on the accounting policy adopted, which is still being analyzed by the regulating authority.

The opinion also includes a qualification paragraph related to the risks of operational continuity (going concern). In this period, assets and liabilities have been classified and valued assuming the continuity of normal operations. However, as required by Brazilian and international accounting rules, Management should assess the Company s ability to continue as a going concern in the foreseeable future in order to conclude the assumption of continuity, which serves as the basis for the preparation of the interim accounting statements.

Please refer to the Executive Summary for updated information on the Oi Group independent auditors' report, as of September 30, 2016.

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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2 Brief description of Parties under Reorganization	Table of contents	Executive Report	Attachments

Brief description of Parties under Reorganization

* Chart previously presented with the Preliminary Activity Report dated July 26, 2016. Information presented again to facilitate the understanding of Parties under Reorganization structure

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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3 Parties under Reorganization’ Corporate Organization Charts	Table of contents	Executive Report	Attachments

Organization chart - Parties under Reorganization

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Detailed corporate organization chart - Parties under Reorganization

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4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Detailed corporate organization chart - Parties under Reorganization

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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4 Oi Group auxiliary organization charts	Table of contents	Executive Report	Attachments

Detailed corporate organization chart - Grupo Oi

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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
1Txx	First quarter of the relevant year (xx)
AGC	General Creditor Meeting
AGO	Annual General Meeting
AH	Horizontal analysis
AJ	Judicial Administrators
AV	Vertical analysis
Bonds	Debt bonds issued by Parties under Reorganization
BRL	Reais or BRL, Brazilian legal currency
CAP	Accounts payable
CAPEX	Capital Expenditures
CDB	Bank Deposit Certificate
COFINS	Social Security Financing Contribution

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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
Copart 4 / TC04	Copart 4 Participações S.A.
Copart 5 / TC05	Copart 5 Participações S.A.
CP	Short-term
CSRF	Social contributions withheld at source
CVM	Brazilian Securities Commission
EILD	Industrial Exploration of Dedicated Line
Fistel	Telecommunication Inspection Fund
Intercompany	Means an operation or balance held between a legal entity of Oi Group included in the Judicial Reorganization process and other entity of Oi Group not included in this process
Intragrupo	Means an operation or balance held between two or more legal entities of Oi Group included in the Judicial Reorganization process
IOF	Tax on Financial Transactions
IRCS	Income Tax and Social Contribution
IRRF	Income Tax Withheld at the Source

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
ITR	Quarterly Information
JEC	Special Civil Court
LP	Long-term
Oi Coop	Oi Brasil Holdings Coöperatief U.A
PCLD	Bad Debt Reserve
PEX	Expansion Plan
PIS	Social Integration Plan
PRJ	Judicial Reorganization Plan
PSR	Network Service Providers
PTAX	Exchange rate determined by the Brazilian Central Bank
PTIF	Portugal Telecom Internacional Finance B.V
Parties under Reorganization	Refers collectively to the seven companies of the Oi Group subject to the Judicial Reorganization application

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
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Table of contents	Executive Report	Attachments

Glossary

Term	Definition/Meaning
“Rede Conecta”	Telecom network implementation and maintenance service provider and Oi Group subsidiary since the middle of 2016
Region I	States of Rio de Janeiro, Minas Gerais, Espírito Santo, Bahia, Sergipe, Alagoas, Pernambuco, Paraíba, Rio Grande do Norte, Ceará, Piauí, Maranhão, Pará, Amapá, Amazonas, and Roraima.
Region II	Federal District and the States of Rio Grande do Sul, Santa Catarina, Paraná, Mato Grosso do Sul, Mato Grosso, Goiás, Tocantins, Rondônia, and Acre
Region III	State of São Paulo
Region IV	National
RJ	Judicial Reorganization
RMA	Monthly Activity Report
RPA	Preliminary Activity Report
TNL / TMAR	Telemar Norte Leste S.A.
USD	US dollar
Wald	Office of Advocacia Arnoldo Wald

Judicial Reorganization – Oi	A free translation of the original in Portuguese	November 16, 2016
PwC | Wald		57

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A free translation of the original in Portuguese